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                                                                    Exhibit 23.1


The Board of Directors
TransMontaigne Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-23691) on Form S-3 and the registration statements (Nos. 333-04405, 333-15055 and 333-34579) on Form S-8 of TransMontaigne Inc. of our report dated September 10, 1999, relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30,1999 and April 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1999, the two months ended June 30, 1998, and the years ended April 30, 1998 and 1997, which report appears in the June 30, 1999, annual report on Form 10-K of TransMontaigne Inc..



                                                   KPMG LLP

Atlanta, Georgia
September 27, 1999